Exhibit 1.02

Conflict Minerals Report

For the reporting period from January 1, 2013 to December 31, 2013

In preparing this Form SD and Conflict Minerals Report, we adopted a policy and methodology in accordance with Annex I of the Organization for Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”). Accordingly, all steps taken by NOV in preparing this Conflict Minerals Report are in accordance with the OECD Framework.

1.	Products. This Form SD and Conflict Minerals Report covers all products manufactured by NOV or contracted to be manufactured for NOV. Those products include, but are not limited to, those listed in Attachment A to this Conflict Minerals Report.

2.	Policy. NOV’s policy is to develop a “conflict-free” supply chain – one that does not use tin, tungsten, tantalum or gold sourced from mines or smelters that have directly or indirectly aided armed groups in the Democratic Republic of Congo or surrounding countries. A copy of our policy can be found at http://www.nov.com/investor/investorrelations.aspx?id=politicalcont.

3.	Steps Taken to Identify Risks in the Supply Chain.

•	Our engineers reviewed the raw materials and/or purchased subcomponents used in NOV products to determine which items contained Designated Minerals that were necessary to a product’s function or production.

•	Raw materials and purchased subcomponents that are newly added to our purchasing systems after this initial determination were similarly reviewed by our engineers for Designated Minerals that were necessary to a product function or production.

•	NOV internally developed a computerized Conflict Minerals Management System which includes standard operating procedures for conflict minerals compliance for use by all NOV business units impacted by conflict minerals.

•	The NOV Conflict Minerals Management System compares the list from our engineers against purchase order items received by NOV during the calendar year.

•	The NOV Conflict Minerals Management System identifies Suppliers that delivered matching items during the calendar year and directs the Suppliers to complete an online Reasonable Country of Origin Inquiry (“RCOI”).

•	The NOV Conflict Minerals Management System interprets the RCOI responses given by Suppliers and will flag Suppliers for additional due diligence if appropriate.

4.	Results for the 2013 Calendar Year. NOV’s Conflict Minerals Management System was developed and pilot tested with one of NOV’s business groups during the 2013 calendar year. The NOV Conflict Minerals Management System flagged a number of suppliers to complete an RCOI.

Based on the RCOIs received from the pilot testing program, and despite reasonable efforts, NOV was not able to make a reportable conclusion as to the conflict minerals country of origin not only for the business group in the pilot testing program, but also for NOV as an entire company. This includes being unable to make a determination as to whether the conflict minerals financed or benefited armed groups in those countries, whether the conflict minerals came from recycled or scrap sources, or the facilities (smelters or refinery) used to process the conflict minerals.

5.	Steps NOV Has Taken or Will Take Since the End of Calendar Year 2013.

NOV’s Conflict Minerals Management System is fully operational for purchase order items received as of January 1, 2014.

During the 2014 calendar year, suppliers that deliver items matching the list from our engineers will be asked to complete an online RCOI through our MyNOV.com web portal as a result of the process detailed above in “Steps Taken to Identify Risks in the Supply Chain”. During the RCOI process, Suppliers will be asked to identify whether any products supplied to NOV during the calendar year contained Designated Minerals sourced from the Conflict Region, were from scrap / recycled sources and/or were “outside the supply chain” under of the rules, or came from certified mine or smelter from the Conflict Region.

Based on our evaluation of a supplier’s responses, we may conduct a more thorough due diligence in accordance with the OECD Framework. Such due diligence activities may include follow-up questions with the Supplier or their sub-suppliers within the supply chain, a review of any mine or smelter certification, a review of materials spec sheet, and similar activities designed to determine the source of any Designated Minerals and whether that source directly or indirectly aids armed groups in the Conflict Region.

This Conflict Minerals Report was not subjected to an independent private sector audit.

Attachment A

List of Products

The following products are more fully described in the company’s Form 10-K, which may be found publicly on our internet website at:

http://www.nov.com/investor/investorrelations.aspx?id=sec

Land Rig Packages

Top Drives

Electric Rig Motors

Rotary Equipment

Pipe Handling Systems

Pipe Handling Tools

Mud Pumps

Hoisting Systems

Cranes

Motion Compensation Systems

Blowout Preventers

Derricks and Substructures

Instrumentation

Coiled Tubing Equipment

Wireline Equipment

Stimulation Equipment

Turret Mooring Systems

Flexible Pipe Systems

Solids Control and Waste Management

Portable Power

Tubular Coating

Mill Systems

Drill Pipe Products

Fiberglass & Composite Tubulars

Coiled Tubing

Drill Bits

Pumps & Expendables